QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 15.1

LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

November 6, 2002

MacroPore Biosurgery, Inc
6740 Top Gun Street
San Diego, CA 92121

Re:  Registration Statement No. 333-82074

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated November 1, 2002 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP San Diego, California

QuickLinks

  EXHIBIT 15.1